EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Announces First Quarter Earnings

•	Record quarterly earnings per share of $1.84.

•	Net income increased by 40% vs Q1 of 2012 and 29% vs Q4 of 2012.
Westlake Chemical Corporation (NYSE: WLK) today reported record net income for the three months ended March 31, 2013 of $123.3 million, or $1.84 per diluted share, on net sales of $864.6 million. This represents an improvement from the quarter ended March 31, 2012 net income of $87.8 million, or $1.31 per diluted share, on net sales of $1,034.9 million. Net sales for the first quarter of 2013 decreased $170.3 million compared to the first quarter of 2012 mainly attributable to lower feedstock, ethylene and ethylene co-product sales volumes and lower sales prices for polyethylene and PVC resin. Ethylene and ethylene co-product sales volumes were lower primarily due to the planned turnaround and expansion of one of our Lake Charles, Louisiana ethylene units, which lasted 74 days. Income from operations was $194.1 million for the first quarter of 2013 as compared to $145.6 million for the first quarter of 2012. Income from operations for the first quarter of 2013 benefited primarily from improved olefins and vinyls integrated product margins predominantly due to lower feedstock and energy costs as compared to the first quarter of 2012.
First quarter 2013 net income of $123.3 million, or $1.84 per diluted share, increased from the $95.3 million, or $1.42 per diluted share, reported by the Company in the fourth quarter of 2012. First quarter 2013 sales of $864.6 million increased $63.6 million compared to sales of $801.0 million in the fourth quarter of 2012. The increase in sales was largely due to higher sales prices for most major products and an increase in building products and PVC resin sales volumes. First quarter 2013 income from operations of $194.1 million increased by $37.9 million over the income from operations in the fourth quarter of 2012 of $156.2 million. The increase in income from operations was primarily due to higher sales prices for most major products and lower feedstock costs. The increase was partially offset by the lost production, and the expensing of approximately $19.9 million of unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of the ethylene unit at our Lake Charles complex.
Albert Chao, President and Chief Executive Officer, said, "We are pleased to report record earnings in the first quarter of 2013. We continue to benefit from a globally advantaged energy and feedstock position resulting from North American shale gas and oil production. Our integration strategy, which includes additional ethylene, chlor-alkali and PVC resin capacity, and our recently announced specialty pipe acquisition are expected to significantly improve the cost and market position of our Vinyls segment and meaningfully add to the earnings potential of our Company."
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $232.9 million for the first quarter of 2013 increased $50.5 million compared to EBITDA of $182.4 million for the first quarter of 2012. EBITDA for the first quarter of 2013 increased $41.9 million compared to the $191.0 million reported in the fourth quarter of 2012. A reconciliation of EBITDA to net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

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Net cash provided by operating activities was $116.3 million in the first quarter of 2013. Capital expenditures for the first quarter of 2013 were $150.8 million. As of March 31, 2013, our cash, cash equivalents and current marketable securities totaled $872.8 million, and our long-term debt was $763.8 million.

OLEFINS SEGMENT
Income from operations for the Olefins segment was $161.1 million in the first quarter of 2013, an increase of $31.9 million compared to the $129.2 million reported in the first quarter of 2012. This increase was mainly attributable to higher olefin integrated product margins as compared to the first quarter of 2012. Margins improved primarily as a result of significantly lower feedstock and energy costs, which were only partially offset by lower sales prices. Income from operations in the first quarter of 2013 was negatively impacted as a result of the lost production, unabsorbed fixed manufacturing costs and other costs related to the turnaround and expansion of the Lake Charles ethylene unit.
Income from operations for the first quarter of 2013 for the Olefins segment was $161.1 million, an increase of $17.9 million from the $143.2 million reported in the fourth quarter of 2012. The increase was primarily due to higher integrated product margins, largely as a result of higher sales prices for most of our major products and lower feedstock costs.

VINYLS SEGMENT
The Vinyls segment reported income from operations of $43.7 million in the first quarter of 2013 compared to income from operations of $21.1 million in the first quarter of 2012, an improvement of $22.6 million. This improvement was primarily driven by higher vinyls integrated product margins largely resulting from lower feedstock costs as compared to the first quarter of 2012.
The Vinyls segment reported income from operations of $43.7 million in the first quarter of 2013, an improvement of $25.5 million compared to the income from operations of $18.2 million in the fourth quarter of 2012. The improvement was primarily due to higher sales prices for most of our major products, increases in sales volumes for building products and PVC resin and lower feedstock costs as compared to the fourth quarter of 2012. In addition, income from operations in the fourth quarter of 2012 was negatively impacted by the lost PVC production and costs due to a scheduled turnaround at our Geismar, Louisiana facility.

The statements in this release relating to matters that are not historical facts, including statements regarding additional ethylene, chlor-alkali and PVC resin capacity and the recently announced specialty pipe acquisition and the impact of such items on the cost and market position of the Vinyls segment and the earnings potential of the Company are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 22, 2013.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2013 results will be held Monday, May 6, 2013 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (866) 804-6929, or (857) 350-1675 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 48701614.
A replay of the conference call will be available beginning one hour after its conclusion until 1:00 p.m. Eastern Time on Monday, May 13, 2013. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 98491159.
The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?c=180248&p=IROL-EventDetails&EventID=4941886 and the earnings release can be obtained via the company's Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands of dollars, except per share data)
Net sales	$864,647	$1,034,867
Cost of sales	636,838	862,230
Gross profit	227,809	172,637
Selling, general and administrative expenses	33,754	27,012
Income from operations	194,055	145,625
Interest expense	(6,281)	(12,177)
Other income, net	3,519	1,347
Income before income taxes	191,293	134,795
Provision for income taxes	67,946	46,982
Net income	$123,347	$87,813
Earnings per share:
Basic	$1.84	$1.32
Diluted	$1.84	$1.31

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2013	December 31, 2012
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$777,887	$790,078
Marketable securities	94,903	124,873
Accounts receivable, net	407,580	400,159
Inventories	408,074	399,298
Other current assets	36,834	37,005
Total current assets	1,725,278	1,751,413
Property, plant and equipment, net	1,629,309	1,510,048
Other assets, net	204,638	150,735
Total assets	$3,559,225	$3,412,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities (accounts payable and accrued liabilities)	$399,815	$398,510
Long-term debt	763,790	763,761
Other liabilities	405,829	377,669
Total liabilities	1,569,434	1,539,940
Stockholders' equity	1,989,791	1,872,256
Total liabilities and stockholders' equity	$3,559,225	$3,412,196

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands of dollars)
Cash flows from operating activities
Net income	$123,347	$87,813
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,356	35,394
Deferred income taxes	29,466	791
Other balance sheet changes	(71,917)	(18,422)
Net cash provided by operating activities	116,252	105,576
Cash flows from investing activities
Additions to property, plant and equipment	(150,784)	(64,902)
Proceeds from disposition of assets	2	3
Proceeds from repayment of loan to affiliate	167	167
Proceeds from sales and maturities of securities	124,873	—
Purchase of securities	(94,903)	(2,961)
Settlements of derivative instruments	(679)	511
Net cash used for investing activities	(121,324)	(67,182)
Cash flows from financing activities
Dividends paid	(12,553)	(4,914)
Proceeds from exercise of stock options	1,590	480
Utilization of restricted cash	—	30,800
Windfall tax benefits from share-based payment arrangements	3,844	4,481
Net cash (used for) provided by financing activities	(7,119)	30,847
Net (decrease) increase in cash and cash equivalents	(12,191)	69,241
Cash and cash equivalents at beginning of the period	790,078	825,901
Cash and cash equivalents at end of the period	$777,887	$895,142

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands of dollars)
Net external sales
Olefins	$582,845	$732,271
Vinyls	281,802	302,596
	$864,647	$1,034,867
Income (loss) from operations
Olefins	$161,058	$129,207
Vinyls	43,663	21,082
Corporate and other	(10,666)	(4,664)
	$194,055	$145,625
Depreciation and amortization
Olefins	$23,346	$23,763
Vinyls	11,884	11,509
Corporate and other	126	122
	$35,356	$35,394
Other income (expense), net
Olefins	$4,010	$956
Vinyls	(425)	240
Corporate and other	(66)	151
	$3,519	$1,347

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2012	2013	2012
	(In thousands of dollars)
EBITDA	$191,015	$232,930	$182,366
Less:
Provision for income taxes	53,431	67,946	46,982
Interest expense	7,367	6,281	12,177
Depreciation and amortization	34,940	35,356	35,394
Net income	95,277	123,347	87,813
Changes in operating assets and liabilities	34,157	(36,561)	16,972
Deferred income taxes	(10,178)	29,466	791
Net cash provided by operating activities	$119,256	$116,252	$105,576

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2013 vs. First Quarter 2012		First Quarter 2013 vs. Fourth Quarter 2012
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-2.3%	-18.1%	+4.4%	+0.6%
Vinyls	-0.2%	-6.7%	+4.3%	+10.4%
Company	-1.7%	-14.7%	+4.3%	+3.6%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
Ethane (cents/lb)	18.9	13.6	11.4	9.5	8.7
Propane (cents/lb)	29.8	23.1	21.2	20.9	20.5
Ethylene (cents/lb) (2)	62.3	59.0	52.1	54.3	63.3
Polyethylene (cents/lb) (3)	99.0	95.0	91.3	91.7	97.3
Styrene (cents/lb) (4)	74.3	73.8	77.7	82.3	85.9
Caustic soda ($/short ton) (5)	570.8	547.5	579.2	602.5	602.5
Chlorine ($/short ton) (6)	274.2	267.7	262.5	255.0	255.0
PVC (cents/lb) (7)	56.5	55.5	52.5	56.5	59.2
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(1)	Industry pricing data was obtained through IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.